Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated June 10, 2011 with respect to the consolidated financial statements and schedules included in the Annual Report of Rentrak Corporation on Form 10-K for the year ended March 31, 2011. We hereby consent to the incorporation by reference of said reports in this Registration Statement of Rentrak Corporation on Form S-8.

/s/ GRANT THORNTON LLP

Portland, Oregon
November 4, 2011